2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES INCREASE IN 2005 CAPITAL EXPENDITURES SUBJECT TO PROPOSED COMMON STOCK OFFERING

Houston, Texas - September 9, 2005...Southwestern Energy Company (NYSE: SWN) announced today that it is increasing its 2005 capital budget to $499.5 million, up from the $438.8 million capital program announced in July of this year. The $60.7 million increase is targeted for the company's E&P business and is subject to the consummation of the common stock offering announced earlier today. The increase includes $24.0 million for additional drilling, $21.0 million related to the purchase of an additional five drilling rigs and $15.7 million for gathering systems for the Fayetteville Shale play.

On August 31, 2005, Southwestern entered into an option agreement with a rig manufacturer for the fabrication of five additional drilling rigs, which the company estimates will have a total cost of approximately $48.9 million, including required ancillary equipment and supplies. The increased E&P capital program includes $21.0 million that would be paid to the manufacturer in 2005, assuming consummation of the offering and the exercise of the purchase option.

"With the exercise of this purchase option, we would ultimately own and operate a total of ten drilling rigs, which would help facilitate the anticipated acceleration of our Fayetteville Shale drilling program in 2006 in the most cost effective manner," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "We expect delivery of the first rig in November 2005, and expect delivery of one new rig each month thereafter."

The 2005 capital budget of $499.5 million, including $60.7 million that is contingent upon the consummation of the proposed common stock offering, is allocated as follows:

	Total	Contingent
	(in millions)
E&P:
East Texas	$ 171.0	$ 7.9
Fayetteville Shale	132.3	5.2
Conventional Arkoma	64.9	-
Permian	14.0	5.0
Gulf Coast	4.8	-
New Ventures & Exploration	28.3	5.9
Drilling Rigs	54.8	21.0
Total E&P	470.1	45.0
Gathering	15.7	15.7
Utility	10.4	-
Corporate	3.3	-
Total 2005 Capital Budget	$ 499.5	$ 60.7

Southwestern has increased its full-year 2005 production guidance to 62.0 to 64.0 Bcfe, from its previous guidance of 61.0 to 63.0 Bcfe. The company expects its production for the third quarter of 2005 to range from 16.0 Bcfe to 16.5 Bcfe.

Southwestern Energy Company is an integrated natural gas company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, natural gas gathering, transmission, and marketing, and natural gas distribution. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the extent to which the Fayetteville Shale play can replicate the results of other productive shale gas plays, the potential for significant variability in reservoir characteristics of the Fayetteville Shale over such a large acreage position, the extent of the company's success in drilling and completing horizontal wells, the company's ability to determine the most effective and economic fracture stimulation for the Fayetteville Shale formation, lack of experience owning and operating drilling rigs, the timing and extent of the company's success in discovering, developing, producing and estimating reserves, property acquisition or divestiture activities, the effects of weather and regulation on the company's gas distribution segment, increased competition, the impact of federal, state and local government regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions and prices (including regional basis differentials), the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field personnel, services, drilling rigs and other equipment, and any other factors listed in the reports filed by the company with the Securities and Exchange Commission (the "SEC"). For additional information with respect to certain of these and other factors, see reports filed by the company with the SEC. The company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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